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                                                                  EXHIBIT 10.19



                          [AQUA-CHEM, INC. LETTERHEAD]


     JEFFREY A. MILLER
Chairman and Chief Executive Officer


                                December 17, 1997


Mr. William P. Killian
207 W. Miller Drive
Mequon, Wisconsin 53092

Dear Bill:

         This letter will set forth our agreement in connection with your serving as a member of the Board of Directors (and any Committees thereof) of Aqua-Chem, Inc. ("AQM"). The arrangements set forth herein shall be effective as of August 1, 1997 and shall continue in effect for so long as you continue to be a director. In that regard, nothing contained herein shall obligate you to continue to serve as a director of AQM for any specific period or term or confer upon you any right to continue to serve as a director of AQM for any specific period or term. Accordingly, AQM by majority vote of its Stockholders or Board and you each have the right to terminate your being an AQM director at any time.

Cash Fee.

         For so long as you are a member of the Board of Directors, AQM will pay you Two Thousand Five Hundred Dollars ($2,500) on the first day of November, February, April and July of each year. Simultaneous with your acceptance of the terms set forth herein, AQM will pay you Two Thousand Five Hundred Dollars ($2,500), representing payment due on November 1, 1997.

Indemnification Agreement.

         AQM hereby confirms that the Indemnification Agreement (a copy of which is attached hereto) between you and the predecessor to AQM, which was merged into AQM on July 31, 1997, shall continue in full force and effect and, in accordance with its terms, shall continue to apply to liabilities or obligations incurred as a director of AQM as well as its predecessor.

Grant of Options.

         Effective as of August 1, 1997 and effective as of each August 1 thereafter for so long as you are a member of the Board of Directors, AQM hereby grants you an option (subject to the vesting and anti-dilution provisions hereinafter set forth) to purchase six hundred (600) shares of $.01 par value common stock of AQM (hereinafter respectively referred to as the "Options" and the "Stock") at a price of Three and 75/100 Dollars ($3.75) per share, which shall be payable in full upon exercise of the Option. Except as hereinafter set forth in the next paragraph, all Options granted hereunder shall expire and terminate on August 1, 2007. Options granted hereunder are so called Non-Qualified or Non-Statutory Options and do not constitute Incentive Stock Options




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                                                                  EXHIBIT 10.19




within the meaning of Section 423 of the Internal Revenue Code. You shall be responsible for any and all taxes due in connection with the grant or exercise of the Options and/or the subsequent sale or other disposition of Stock acquired pursuant to the exercise of the Options. Options shall be exercised by written notice addressed to AQM accompanied by a check for the full purchase price. As a condition precedent to the exercise of any Option, AQM reserves the right to require you to represent to it that such exercise is for investment only and not with a view to distribution and such other matters as may be necessary to comply with applicable laws or regulations. If at any time the Board of Directors of AQM in its sole discretion determines that the listing, registration, or qualification of shares of Stock issuable hereunder on any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with the issue, transfer or purchase of Stock, the Options granted hereunder may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the AQM Board. The granting of the Options shall not confer any rights as a stockholder unless and until an Option is validly exercised and a certificate issued. Nothing contained herein shall confer any security interest or other interest in any assets of AQM and you shall be a general unsecured creditor of AQM with respect to any amounts which may become due you pursuant to the terms hereof.

Vesting

         Options which are granted effective as of August 1 of any calendar year shall vest and become exercisable in full on July 31 of the subsequent calendar year. Accordingly, the Option granted effective as of August 1, 1997 shall become vested and exercisable on July 31, 1998, the Option granted effective as of August 1, 1998 shall become vested and exercisable on July 31, 1999 and so forth. Notwithstanding the foregoing, in the event that prior to July 31 of any calendar year, (a) AQM becomes a party to an agreement that contemplates the sale of all of the issued and outstanding stock of AQM ("Stock Sale"), (b) AQM becomes a party to a merger or consolidation agreement that contemplates that AQM will not be the surviving corporation of the merger or consolidation ("Reorganization"), or (c) you cease for any reason to be a member of the Board of Directors ("Termination") then, in any of such events (hereinafter referred to as a "Triggering Event"): (a) if the Stock Sale, Reorganization or Termination actually occurs prior to February 1 of such calendar year, the Option granted effective August 1 of the preceding calendar year shall be null and void and (b) if the Stock Sale, Reorganization or Termination actually occurs on or after February 1 of such calendar year, the Option granted effective August 1 of the preceding calendar year shall become immediately vested and exercisable in full upon the occurrence of the Triggering Event. Notwithstanding anything to the contrary herein (a) upon the consummation of a Stock Sale or Reorganization all Options previously granted which have not been exercised shall expire and terminate and (b) all Options previously granted which have not been exercised shall expire and terminate on the ninetieth (90th) day following a Termination.

Anti-Dilution and Administration.

         Notwithstanding anything to the contrary herein, the AQM Board of Directors (or such Committee thereof as the Board may designate) shall have the right to and shall: (a) adjust the number of shares, the price of shares and/or the class of shares to which the Options apply, but only to prevent the dilution or enlargement of rights, including, without limitation, adjustments in the event of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, spin-offs, reorganizations, liquidations and the like; (b) interpret, administer and, to the extent necessary to comply with the provisions of Section 16 of


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                                                                   EXHIBIT 10.19


the Securities Act of 1934, the requirements of Rule 16b-3 and other applicable laws and regulations, modify the provisions set forth herein. Any such action taken or determination made in good faith by the AQM Board of Directors or such Committee as the Board may designate shall be final and binding.

Nontransferability of Options.

         No Option may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent and distribution, and no Option shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option not specifically permitted herein shall be null and void.

Put - Call Provisions

         Upon your death or disability (as defined in Section 22 (e) (3) of the Internal Revenue Code) and continuing thereafter at any time or times until the consummation of an initial public offering of the Stock, (a) you, or in the event of your death, your personal representative and/or heirs (hereinafter referred to as the "Selling Stockholder") shall have the right ("Put"), exercisable by written notice to AQM, to require AQM to purchase all or any portion of the Stock acquired pursuant to the exercise of the Options and (b) AQM shall have the right ("Call"), exercisable by written notice, to require you, or in the event of your death, your personal representative and/or heirs (hereinafter again referred to as the "Selling Stockholder") to sell all or any portion of the Stock acquired pursuant to the exercise of the Options. The per share price for the Stock purchased and sold pursuant to the exercise of a Put or Call shall be "Market Price" as hereinafter defined. The closing of the purchase and sale of Stock pursuant to the exercise of a Put or Call shall occur at AQM's principal office at the date and time specified by AQM by written notice to the Selling Stockholder, which shall be (a) not less than ten (10) days after the date of receipt of the written notice specifying date and time of closing and (b) not more than ninety (90) days after receipt of the initial notice of exercise of the Put or Call. At the closing, the Selling Stockholder shall deliver certificates duly endorsed for transfer evidencing ownership of the Stock being purchased and sold and such other agreements as AQM may reasonably require to confirm that it is acquiring the Stock free and clear of any claims of any nature whatsoever, and against delivery of the same, AQM shall pay the Selling Stockholder (by certified or bank cashier's check or wire transfer of immediately available funds to such account as the Selling Stockholder shall direct in writing) an amount equal to (a) the Market Price, multiplied by (b) the number of shares of Stock being purchased and sold. As used herein, "Market Price" shall mean the fair market value of one share of Stock as of the date of receipt of written notice of exercise of a Put or Call as determined by an independent appraiser (the "Independent Appraiser") appointed by the Board of Directors of AQM. The Independent Appraiser shall be appointed within ten (10) days of receipt of written notice of exercise of a Put or Call and shall be instructed to complete the valuation within thirty (30) days after appointment. The Selling Stockholder and AQM shall execute such agreements as the Independent Appraiser shall require. The fees and expenses of the Independent Appraiser shall be paid by AQM and the determination of the Independent Appraiser shall be final and binding upon AQM and the Selling Stockholder.

Right of First Refusal.

         AQM shall have a right of first refusal with respect to any sale, transfer, gift, assignment, pledge, encumbrance or other disposition of Stock acquired pursuant to the exercise of an Option. In the event you receive a bona fide offer to purchase or desire to sell, transfer, assign, pledge, encumber or otherwise dispose of any Stock acquired pursuant to the exercise of an Option, you shall deliver written notice thereof to AQM stating the terms of such proposed sale, transfer, gift, assignment, encumbrance or disposition, which notice shall also




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                                                                   EXHIBIT 10.19


specify the number of shares of Stock involved, the price per share, if any, and the name and address of the proposed transferee. AQM shall have the right (exercisable by written notice to you during the thirty (30) day period following the date of AQM's receipt the initial written notice from you) to elect to purchase all or less than all of the shares of Stock specified in your written notice at a per share price equal to (a) in the case of a proposed pledge, encumbrance, gift or similar disposition, the Market Price (as defined in the preceding paragraph and determined as of the date of AQM's receipt of the written notice from you), or (b) in the case of a proposed sale, the lesser of the Market Price or the price contained in the bona fide offer and specified in your written notice. The time and place of closing and the deliveries at closing shall be as specified in the preceding paragraph. In the event AQM does not exercise the right of first refusal as to all of the shares of Stock specified in your written notice, you may during the ninety (90) day period after the expiration of AQM's right of first refusal, dispose of any shares of Stock specified in your initial written notice which were not purchased by AQM but only upon the terms and to the transferee specified in your initial written notice to AQM. After the expiration of such ninety (90) day period, no shares of Stock acquired upon exercise of an Option may thereafter be transferred or encumbered without again complying with the provisions set forth herein. Any attempted transfer not in compliance with the preceding provisions shall be null and void. The right of first refusal set forth herein shall terminate upon the consummation of an initial public offering of the Stock.

Legend.

         All certificates evidencing shares of Stock acquired pursuant to the exercise of an Option shall bear a legend as follows:

         The shares of Aqua-Chem, Inc. evidenced by this certificate have not been registered under any securities laws and may only be sold, transferred or otherwise disposed of in compliance with applicable securities laws. In particular, the shares evidenced by this certificate have not been registered under the Securities Acts of 1933, as amended (the "Securities Act") and may not be sold, transferred or otherwise dispose of unless (1) an effective registration statement under the Securities Act shall then be in effect with respect to such shares, or (2) the Company shall have received an opinion of counsel reasonably acceptable to the Company that any proposed sale, transfer or other disposition of such shares is exempt from registration under the Securities Act. The shares evidenced by this certificate are further subject to a right of first refusal and call as set forth in a
         letter agreement dated December    , 1997, a copy of which is available
         for inspection at the offices of the Company.

Miscellaneous Provisions.

         Any notices required or permitted hereunder shall be sufficiently given if in writing and personally delivered, sent by registered mail or facsimile addressed: (a) if to you or any permitted transferee, to your address or, if to a permitted transferee, to such permitted transferee's address, as set forth in the books and records of AQM; or (b) if to AQM, at the principal office of AQM clearly marked "Attention: Board of Directors". If any provision of this agreement shall be determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other provision of this agreement and the same shall be enforced as if such invalid or unenforceable provision had not been included. This agreement contains the entire agreement of the parties and, except as expressly provided to the contrary herein, may only be modified by a written instrument signed by AQM and you. This agreement shall be governed by the laws of the State of Wisconsin and any dispute hereunder shall be resolved in accordance with the rules of the American Arbitration Association by binding arbitration in Milwaukee, Wisconsin, by a panel of three arbitrators, with you and AQM each appointing one arbitrator and the two arbitrators so appointed then appointing a third arbitrator.


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                                                                   EXHIBIT 10.19



         If you are in agreement with the preceding, please so indicate by signing and returning the enclosed copy of this letter.

                                                 Very truly yours,

                                                 /s/  JA Miller
                                                 --------------------------
                                                 Jeffrey A. Miller


Agreed to and accepted this ___ day of Decembr, 1997.

                                                 /s/ William Killian
                                                 --------------------------
                                                 William Killian


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
                                                                   EXHIBIT 10.19


                                    AGREEMENT


     AGREEMENT made and entered into this 21 day of June, 1996 by and between Aqua-Chem, Inc., a Delaware corporation with principal offices in Milwaukee, Wisconsin (hereinafter sometimes referred to as AQM) and William P. Killian (hereinafter sometimes referred to as "Mr. Killian").


                                   WITNESSETH:

     WHEREAS, Mr. Killian has in the past and currently serves as a director and/or officer of AQM and AQM desires Mr. Killian to continue to serve as a director;

     WHEREAS, as an inducement to Mr. Killian to continue to serve as a director, AQM has agreed to indemnify Mr. Killian and hold him harmless as hereinafter set forth in this Agreement; and

     WHEREAS, Mr. Killian, in reliance upon AQM's undertakings as hereinafter set forth in this Agreement, is willing to continue to serve as a director and/or officer.

     NOW, THEREFORE, in consideration of the premises AQM and Mr. Killian hereby agrees as follows:

     1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

          (a) "Expenses" include fees, costs, charges, disbursements, attorney fees and any other Expenses incurred in connection with a Proceeding (as hereinafter defined).

          (b) "Liability" includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to any employee benefit plan, and reasonable Expenses.

          (c) "Party" includes an individual who was or is, or who is threatened to be made, a named defendant or respondent in a Proceeding.

          (d) "Proceeding" means any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other Proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of AQM or by any other person.

     2.   MANDATORY INDEMNIFICATION.

          (a) AQM shall indemnify Mr. Killian and in the event of his death, his estate, personal representative and heirs (hereinafter collectively referred to as the "Indemnified Party"), to the extent that the Indemnified Party has been successful on

                                                                   EXHIBIT 10.19


          the merits or otherwise in the defense of a Proceeding, for all reasonable Expenses incurred in the Proceeding if the Indemnified Party was a party because Mr. Killian is or was a director and/or officer of AQM.

          (b) AQM shall also indemnify the Indemnified Party against Liability incurred by the Indemnified Party in a Proceeding the Indemnified Party was a party to because Mr. Killian was or is a director and/or officer of AQM, unless Liability was incurred because Mr. Killian breached or failed to perform a duty that he owes to AQM and the breach or failure to perform constitutes any of the following:

               1. A willful failure to deal fairly with AQM, Inc. or its shareholders in connection with a matter in which Mr. Killian has a material conflict of interest.

               2. A violation of the criminal law, unless Mr. Killian had reasonable cause to believe that his conduct was lawful or no reasonable cause to believe that his conduct was unlawful.

               3. A transaction from which Mr. Killian derived an improper personal profit.

               4. Willful misconduct.

          (c)  Determination of whether indemnification is required under this
          Section 2 shall be made under Section 5 of this Agreement.

          (d) The termination of a Proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the Indemnified Party is not required under this section.

     3. ALLOWANCE OF EXPENSES AS INCURRED. Upon written request by an Indemnified Party who is a party to a Proceeding, AQM shall pay or reimburse the Indemnified Party's reasonable Expenses as incurred if the Indemnified Party provides AQM with all of the following:

          (a) Written affirmation of the Indemnified Party's good faith belief that Mr. Killian has not breached or failed to perform his duties to AQM.

          (b) A written undertaking, executed personally or on behalf of the Indemnified Party, to repay the allowance and to pay interest (at an interest rate equal to the rate then currently paid by AQM on borrowed funds) on the allowance to the extent that it is ultimately determined under Section 5 of this Agreement that indemnification under Section 2 of this Agreement is not required and that indemnification is not


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                                                                   EXHIBIT 10.19


          ordered by a court under Section 4 of this Agreement. The undertaking under this Section shall be an unlimited and unsecured general obligation of the Indemnified Party.

     4.   COURT-ORDERED INDEMNIFICATION.

          (a) An Indemnified Party who is a party to a Proceeding may apply for indemnification to, or for a review of an adverse determination under
          Section 5 of this Agreement by, the court conducting the Proceeding or to the Circuit Court for Milwaukee County, Wisconsin and shall be entitled to indemnification as hereinafter provided in Section 4 (b).

          (b) The Indemnified Party shall be entitled to indemnification if the court determines either of the following:

               (i) That the Indemnified Party is entitled to indemnification under Section 2 of this Agreement. If the court also determines that AQM unreasonably refused the request for indemnification, AQM shall pay the Indemnified Party's reasonable Expenses incurred to obtain the court-ordered indemnification.

               (ii) That the Indemnified Party is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether indemnification is required under Section 2 of this Agreement.

     5. DETERMINATION OF RIGHT TO INDEMNIFICATION. The Indemnified Party shall select one of the following means of determining his or her right to indemnification:

          (a) By a majority vote of a quorum of the Board of Directors of AQM consisting of directors who are not at the time parties to the same or related Proceedings. If a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the Board of Directors of AQM and consisting solely of two or more directors who are not at the time parties to the same or related Proceedings. Directors who are parties to the same or related Proceedings may participate in the designation of members of the committee.

          (b) By independent legal counsel selected by a majority vote of a quorum of the Board of Directors or its committee in the manner prescribed in (a) above or, if unable to obtain such a quorum or committee, by a majority vote of the full board of directors, including directors who are parties to the same or related Proceedings.

          (c) By a panel of three arbitrators consisting of one arbitrator selected by those directors entitled under (b) above to select independent legal counsel, one arbitrator


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                                                                   EXHIBIT 10.19

               selected by the Indemnified Party and one arbitrator selected by the two arbitrators previously selected.

          6. ADDITIONAL RIGHTS. In addition to the specific rights to indemnification set forth herein, the Indemnified Party shall be entitled to such additional rights to indemnification as may from time to time be provided or permitted under AQM's Certificate of Incorporation or by-laws or the general business corporation laws of Delaware or Wisconsin; provided, however, that no provision under any of the foregoing shall serve to diminish any rights of indemnification otherwise specifically granted under this Agreement.

          7. MISCELLANEOUS MATTERS. This Agreement shall be governed by the laws of the State of Wisconsin, may only be amended by written instrument signed by Mr. Killian and AQM and shall inure the benefit of and be binding upon the parties and their heirs, personal representatives, successors and assigns; provided, however, that no assignment by operation of law or otherwise shall relieve a party of its obligation hereunder.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.




                                            AQUA-CHEM, INC.


/s/ William P. Killian                      By:   /s/ Gary Blinka
----------------------                            --------------------------
William P. Killian

                                            By:   /s/ James A. Feddersen
                                                  --------------------------







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